Exhibit 99.2

June 15, 2012

Board of Directors

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

RE: Wet Seal Performance and Board Accountability

Ladies and Gentlemen:

We write on behalf of Clinton Group, Inc. (“Clinton”), the investment manager of several funds and accounts, that collectively are a top 15 shareholder of The Wet Seal, Inc. (“Wet Seal” or the “Company”). We continue to buy shares of Wet Seal today. Founded in 1991, Clinton is an SEC Registered Investment Advisor with over $2.7 billion in assets under management.

We believe the market price of the Company’s stock fails to reflect the embedded earnings power of the Company or the value of its brand. It is, of course, easy for investors to lose sight of these key hallmarks of value, given the abject underperformance and mismanagement of the Company over the last five years. In that timeframe, as you know, the stock has fallen by 50%.

While Wet Seal’s peers have unquestionably performed better, Wet Seal does not need to be a perennial disappointment to its owners. Indeed, we believe the Company can be turned around and perform well for investors, customers and employees.

We are not convinced the Company is on that path, however. Take note that since Ms. McGalla became the Chief Executive:

•	The Company’ stock price has declined 21%;

•

Despite the stock trading near a multi-year low resulting in an enterprise value of just three times trailing EBITDA, many professional investors continue to actively bet against the Company, with more than 13 million shares sold short;

•	Comparable store sales have declined every month for the past nine months, including by as much as -13%;

9 WEST 57TH STREET, NEW YORK, NY 10019 • TEL: 212.825.0400 • FAX: 212.377.4181

Board of Directors

The Wet Seal, Inc.

June15, 2012

•	Cash has declined by $28 million;

•	Quality control and delivery issues “were unfortunate” and hurt performance in Q2 2011 leading to “some missed sales opportunity.” (Q2 2011 Earnings Call transcript, June 14, 2012);

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There was significant sales weakness in September and October 2011 resulting from a lack of Halloween merchandising (which in the prior year “had been a traffic driver”) and ‘70s-inspired merchandise to which “the customer did not respond well.” (Q3 2011 Earnings Call transcript, November 17, 2011);

•	Sales were unsatisfactory in the 2011 holiday quarter due to “suboptimal ... plans ... that proved to significantly challenge our business.” (Q4 2011 Earnings Call transcript, March 22, 2012);

•

Performance in the Ql 2012 disappointed the management team and investors because of further merchandising mistakes. According to Ms. McGalla: “We need more fashion and party looks.” (Q4 2011 Earnings Call transcript, March 22, 2012); and

•	Internet sales have weakened significantly, posting a year-over-year decline of 17.1% in the latest quarter.

Furthermore, the equity analyst community appears disheartened and pessimistic on the Company’s near-term prospects, and only two of seven analysts currently rate the stock a “Buy.” Below are illustrations of recent equity analyst commentary:

•	“... we need to see signs of consistent execution and top-line traction before we can revisit our rating.” – Piper Jaffray, 6/5/12

•	“... the tops business continues to struggle; comp/margin trend is worrisome; we are awaiting a clear catalyst.” – B. Riley, 6/1/12

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“the issues at Wet Seal stem more from company specific problems with product flow, fashion misses (especially in tops) and a generally too basic store in a period of novelty and color; frankly, all of the issues in 1Q are coming home to roost in 2Q...” – Brean Murray, 5/21/12

9 WEST 57TH STREET, NEW YORK, NY 10019 • TEL: 212.825.0400 • FAX: 212.825.0311

Board of Directors

The Wet Seal, Inc.

June 15, 2012

•	“Over the last three quarters, the growth story at Wet Seal has wilted among a number of key changes brought on by new management.” – Brean Murray, 5/21/12

Ms. McGalla herself appears to recognize the missteps and has admitted that the “first quarter was a disappointing start to the year and we are not satisfied with current results for [the] second quarter.” (Ql 2012 Earnings Call transcript, May 22, 2012.) (Late last year, sounding a similar note about the results at that time, Ms. McGalla commented that “our overall performance did not meet our expectations.” (Q3 2011 Earnings Call transcript, November 17, 2011)).

We do not mean to pick on Ms. McGalla or lay blame for this underperformance solely at her feet. After all, the longer-term performance has been no better, perhaps even worse, than the performance during Ms. McGalla’s tenure.

As the Company itself illustrates in its 10-K, the stock has dramatically underperformed the NASDAQ Retail Trade Stocks (“Index”) in almost every period over the last five years, with the Company’s stock down 44% over the period from February 2, 2007 through January 27, 2012, compared with the Index, which was up 28%. (See the Company’s Form 10-K at page 25.) Over the last three years, stockholders have lost more than 14% compared with an average total return of + 21% for the Company’s competitors, as listed on page 11 of the Company’s 10-K.

The stock performance has reflected fundamental long-term under-performance in the business. The Company has reported negative same-store sales in 75% of the last 60 months, a feat that is hard to achieve given the increasingly easy year-over-year comparisons. With three different Chief Executives and three different Chief Merchandising Officers at Wet Seal over the last five years, it is unsurprising perhaps that performance has been choppy at best.

Given these short- and long-term performance issues – and the potential that we believe the Company has to be great again – you can imagine our frustration that Ms. McGalla will not even meet or talk with us regarding the strategic direction of the Company. We have been told that due to meeting, travel and vacation commitments, Ms. McGalla is unavailable even for a conference call until at the earliest late July or August.

We believe time is of the essence. We cannot wait for Ms. McGalla to return from holiday to discuss these important issues any more than we or our fellow stockholders can wait any longer for her and her team to take effective action to stem the Company’s chronic underperformance.

9 WEST 57TH STREET, NEW YORK, NY 10019 • TEL: 212.825.0400 • FAX: 212.825.0311

Board of Directors

The Wet Seal, Inc.

June 15, 2012

Accordingly, we respectfully request a meeting with the Board to discuss the Company’s strategic direction, the fiduciary oversight provided by the Board and how the Company can best be operated to create value for stockholders. With the stock price now at levels not seen since 2004, we believe the Board – which has been handsomely rewarded,1 year-after-year, but which owns very little stock – needs to demonstrate its commitment to stockholders by being heavily engaged in the turnaround of the Company. After all, each of the independent Board members has been in place much longer than Ms. McGalla and bears responsibility for the Company’s longer-term track record.

An early showing of the Board’s commitment would be a willingness to sit with us and discuss these issues. We would therefore appreciate hearing from you by close of business on Tuesday, June 19 about scheduling time for us to meet.

You can reach me at (212) 825-0400.

Sincerely yours,

Joseph A. De Perio

Senior Portfolio Manager

[1]

Mr. Kahn, the Company’s Chairman, for example, made more in director compensation in 2011 than Bob Martin, the Lead Independent Director of Gap, Inc., a company with more than 23 times the revenue of Wet Seal.

9 WEST 57TH STREET, NEW YORK, NY 10019 • TEL: 212.825.0400 • FAX: 212.825.0311